State of Delaware
Secretary of State
Division of Corporations
Delivered 07:04 PM 03/27/2019
FILED 07:04 PM 03/27/2019
SR 20192334240 - File Number 7347074

CERTIFICATE OF FORMATION
OF
RSE ARCHIVE MANAGER, LLC

FIRST: The name of the limited liability company is "RSE Archive Manager, LLC"

SECOND: The address of the registered office of the limited liability company in Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904. The name of the Company's registered agent at that address is COGENCY GLOBAL INC.

THIRD: This Certificate of Formation shall become effective on the date that it is filed in the office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation, on March 27, 2019.

/s/ John Chomiczewski
John Chomiczewski
Authorized Person